Exhibit 99.3

TPI to Collaborate with Navistar to Design and Build an All-Composite Class 8 Truck

SCOTTSDALE, Ariz., March 08, 2018 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq:TPIC), announced today that it has entered into an agreement with Navistar, Inc. to design and develop a Class 8 truck comprised of a composite tractor and frame rails. This collaborative development project is being entered into in connection with Navistar’s recent award under the U.S. Department of Energy’s Super Truck II investment program, which is designed to promote fuel efficiency in commercial vehicles.

“We are excited about the opportunity to design, develop and validate the use of composite materials and technologies in commercial vehicles in a cost effective and high volume manufacturing environment,” said Steve Lockard, President and CEO of TPI.

With 80% of all goods in the United States transported by Class 8 trucks, there is a significant opportunity to improve the freight efficiency of trucks. Incorporating composite materials into a Class 8 truck structure offers multiple performance advantages compared to traditional metals in terms of weight savings, reduced part count, and non-corrosion properties. TPI and Navistar are targeting 30% plus reduction in the weight of a Class 8 truck by replacing traditional metals with composite materials to enhance the freight efficiency.

About TPI Composites, Inc.

TPI Composites, Inc. is an innovation leader for composite structures in the transportation market utilizing advanced composite technology and manufacturing expertise. TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:
investors@tpicomposites.com
480-315-8742

About Navistar

Navistar International Corporation (NYSE:NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com. For further information: Media contact: Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181; Investor contact: Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706; Web site: http://www.icbus.com